Exhibit 10.5

POST-CLOSING MATTERS AGREEMENT

THIS POST-CLOSING MATTERS AGREEMENT (as amended, modified and in effect from time to time, this “Agreement”) dated and made effective as of November 7, 2022 (the “Effective Date”), is by and among HOF VILLAGE WATERPARK, LLC, a Delaware limited liability company, having an address at 2014 Champions Gateway, Canton, OH 44708, Attn: General Counsel (“Seller”), HFAKOH001 LLC, a Delaware limited liability company, having an address at c/o Oak Street Real Estate Capital, LLC, 30 N. LaSalle St., Suite 4140, Chicago, IL 60602, Attn: Asset Management (“Buyer”), and HOF VILLAGE NEWCO, LLC, having an address at 2014 Champions Gateway, Canton, OH 44708, Attn: General Counsel (“Guarantor”).

WHEREAS, Seller and Buyer are entering into that certain Agreement for Purchase and Sale of Real Property dated as of the date hereof (the “Purchase Agreement”), whereby Buyer will acquire from Purchaser the Property (as defined in the Purchase Agreement); Buyer will then lease the Property to Seller pursuant to the Ground Lease (as defined in the Purchase Agreement); and Guarantor will deliver to Buyer that certain Limited Recourse Carveout Guaranty (the “Guaranty”) and that certain Pledge and Security Agreement (the “Pledge”), wherein Guarantor will pledge to Buyer as collateral security for the payment and performance of the Guaranteed Obligations (as defined in the Pledge) a first priority security interest in the limited liability company interests of HOF Village Stadium, LLC (“HOF Stadium LLC”);

WHEREAS, HOF Stadium LLC owns a leasehold interest (the “Stadium Leasehold Interest”) in certain real property and improvements known as the “Hall of Fame Stadium” located at 1835 Harrison Avenue NW, Canton, Ohio (the “Stadium”), pursuant to that certain Project Lease dated as of February 26, 2016, and other related lease documents;

WHEREAS, Buyer’s due diligence investigations of HOF Stadium LLC, the Stadium Leasehold Interest, and the Stadium remain ongoing as of the date hereof, but Buyer is willing to proceed to the Closing under the Purchase Agreement so long as Seller enters into this Agreement; and

WHEREAS, all capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

NOW THEREFORE, in consideration of the undertaking by Seller and Buyer to consummate the transactions contemplated by the Purchase Agreement and the other documents and agreements contemplated thereby, Seller agrees with Buyer as follows:

1. Put Right.

(a) In the event that Buyer, in its reasonable discretion, determines from Buyer’s review of third party reports (including title commitment, survey, environmental reports, and zoning reports) or estoppel certificates that there is a material defect in the status, condition, or sufficiency as collateral for the transactions described herein of HOF Stadium LLC, the Stadium Leasehold Interest, the Stadium, or HOF Stadium LLC’s other assets, then Buyer shall have the right (the “Put Right”) to cause the Seller to purchase the Property in accordance with the terms of this Section 1 by delivering a written notice to Seller (a “Put Notice”) stating that Buyer intends to cause Seller to purchase the Property. Buyer must issue a Put Notice, if at all, on or before November 30, 2022. In the event Buyer fails to issue a Put Notice by November 30, 2022, then Buyer’s Put Right shall be deemed waived and shall be of no further force or effect. In the event Buyer issues any Put Notice on or before November 30, 2022, then, on the date that is five (5) days following Seller’s receipt of a Put Notice, Seller shall purchase the Property from Buyer on an as- is, where-is, with-all-faults basis (excluding only any liens or encumbrances suffered through Buyer during its ownership) for an amount equal to the sum of (i) $50,000,000.00, and (ii) all of Buyer’s reasonable and actual, out-of-pocket costs and expenses incurred in connection with the effectuation of the Put Right (the “Put Purchase Price”). Any and all closing costs incurred by Buyer in connection with exercising its Put Right pursuant to this Section 1, including, without limitation, recording fees, transfer taxes and Buyer’s reasonable attorney’s fees, shall be paid by Seller at the closing of the transaction contemplated hereunder.

(b) At the closing occurring pursuant to the Put Right (the “Put Closing”), the parties will execute and deliver closing documents in substantially similar form and substance to the closing documents delivered at the Closing under the Purchase Agreement, except that Buyer and Seller shall terminate the Ground Lease, Pledge, and Guaranty, and Buyer shall promptly thereafter (i) submit terminations of any UCC financing statements filed in connection therewith, and (ii) return to Seller any certificates evidencing the Pledged Company Interests (as defined in the Pledge).

(c) If Seller defaults in its obligation to purchase the Property pursuant to the terms set forth in this Section 1, it shall be an immediate Event of Default (as defined in the Ground Lease) under the Ground Lease entitling Buyer (as landlord) to pursue any and all remedies under the Ground Lease, and Buyer shall, in addition to all other rights and remedies at law or in equity, be entitled to compel performance pursuant to an action for specific performance hereunder.

2. Mortgage. In the event that Buyer determines that it would be better secured by a leasehold mortgage in its favor filed against the Stadium Leasehold Interest, then Guarantor will cause HOF Stadium LLC to promptly (but in all events within thirty (30) days after Buyer’s request) deliver a leasehold mortgage and customary related documents, all in form and substance reasonably satisfactory to Guarantor and Buyer.

3. Easements.

(a) Seller shall use commercially reasonable and continuous efforts to obtain and record with the Stark County Recorder releases and terminations (the “Electric Easement Releases”) of the Electric Easements (as hereinafter defined). In the event Buyer has not so obtained and recorded the Electric Easement Releases by August 7, 2023, then Buyer may pursue such Electric Easement Releases at Seller’s cost (Seller to reimburse Buyer for such costs within thirty (30) days after an invoice therefor), but neither such deadline nor such election by Buyer shall diminish Seller’s obligation under the first sentence of this Section 3(a); provided, however, if Seller is unable to effectuate a release and termination of the Electrical Easements by the aforementioned deadline, through no fault of Seller, then so long as Seller continues with continuous commercially reasonable efforts to obtain such release and termination, the deadline shall be extended for an additional one hundred twenty (120) days. “Electric Easements” means all of the following: (i) Easement to The Ohio Power Company, filed for record August 9, 1938, in Volume 1195, Page 383, of the Stark County, Ohio Records, (ii) Easement to The Ohio Power Company, filed for record August 9, 1938, in Deed Book 1195, Page 384, of the Stark County, Ohio Records, (iii) Easement to The Ohio Power Company, filed for record October 4, 1938, in Volume 1195, Page 436, of the Stark County, Ohio Records, (iv) Easement to The Ohio Power Company, filed for record October 11, 1938, in Volume 1195, page 437, of the Stark County Records, Ohio Records, (v) Easement to The Ohio Power Company, filed for record October 4, 1938, in Deed Book 1195, Page 438, of the Stark County, Ohio Records, (vi) Easement to The Ohio Power Company, filed for record September 2, 1939, in Volume 1236, Page 564, of the Stark County, Ohio Records, (vii) Easement to The Ohio Power Company, filed for record August 25, 1951, in Deed Book 1948, Page 383, of the Stark County, Ohio Records, and (viii) Easement to The Ohio Power Company, filed for record August 25, 1951, in Deed Book 1948, Page 384, of the Stark County, Ohio Records.

(b) Seller shall use commercially reasonable and continuous efforts to agree with Ohio Power Company on the development of specific location maps on the Property for that certain Easement to Ohio Power Company, filed for record September 15, 2022, in Instrument No. 202209150039089, of the Stark County, Ohio Records (the “Blanket Easement”), such that the easement area for the Blanket Easement is definitively described and illustrated on the Property, but in no event shall such easement area conflict with the improvements at the Property. In the event Buyer has not finalized such maps by August 7, 2023, then Buyer may pursue such finalization at Seller’s cost (Seller to reimburse Buyer for such costs within thirty (30) days after an invoice therefor), but neither such deadline nor such election by Buyer shall diminish Seller’s obligation under the first sentence of this Section 3(b); provided, however, if Seller is unable to modify the Blanket Easement, as it relates to the Property, by the aforementioned deadline, through no fault of Seller, then so long as Seller continues with continuous commercially reasonable efforts to so modify the Blanket Easement, the deadline shall be extended for an additional one hundred twenty (120) days. The parties acknowledge and agree that the Blanket Easement also encumbers certain real property adjacent to the Property and there shall be no requirement for Seller to modify the Blanket Easement with respect to such adjacent real property.

(c) Seller shall use commercially reasonable and continuous efforts to complete the State of Ohio statutory procedure to release the Oil and Gas Leases (as hereinafter defined) as dormant mineral interests. The parties acknowledge and agree that despite Seller’s commercially reasonable efforts, the Oil and Gas Leases might not be subject to release pursuant to the Dormant Mineral Act and Seller’s obligation for continuous efforts shall cease if and when such a determination is made. “Oil and Gas Leases” means all of the following: (i) Oil and Gas Lease filed for record November 30, 1945 in Lease Book 81, Page 245 and rerecorded November 1, 1946 in Volume 85, Page 129, of the Stark County, Ohio Records, (ii) Oil and Gas Lease filed for record November 30, 1945 in Lease Book 81, Page 247, of the Stark County, Ohio Records, (iii) Oil and Gas Lease filed for record November 30, 1945 in Lease Book 81, Page 251, of the Stark County, Ohio Records, (iv) Oil and Gas Lease filed for record January 21, 1946 in Lease Book 81, Page 402, of the Stark County, Ohio Records, (v) Oil and Gas Lease filed for record February 11, 1946 in Lease Book 81, Page 501, of the Stark County, Ohio Records, (vi) Oil and Gas Lease filed for record February 14, 1946 in Volume 81, Page 533, of the Stark County, Ohio Records, (vii) Oil and Gas Lease filed for record April 16, 1946 in Lease Book 82, Page 375, of the Stark County, Ohio Records, (viii) Oil and Gas Lease filed for record June 5, 1946 in Volume 83, Page 149, of the Stark County, Ohio Records, (ix) Oil and Gas Lease filed for record June 20, 1946 in Volume 83, Page 254, of the Stark County, Ohio Records, and (x) Oil and Gas Lease filed for record June 17, 1947 in Lease Volume 88, page 363, of the Stark County Records.

4. Default; Survival. If Seller defaults in its obligations under this Agreement by the applicable deadlines set forth in this Agreement, such default shall be an immediate Event of Default under the Ground Lease entitling Buyer (as landlord) to pursue any and all remedies under the Ground Lease. All matters set forth in this Agreement shall survive the Closing and delivery of the Deed.

5. Notices. All notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given on the date: (i) delivered in person; (ii) deposited in the United States mail, registered or certified, return receipt requested; (iii) delivery via electronic mail to the addresses set forth below; or (iv) deposited with a nationally recognized overnight courier, to the addresses set forth below. Such notices shall be deemed effective upon receipt (or, if sent by e-mail, upon sending with no rejection thereof). Any address or name specified below may be changed by notice given to the addressee by the other party in accordance with this Section 5. Anything to the contrary notwithstanding, if notice cannot be delivered because of a changed address of which no notice was given as provided, above, or because of rejection or refusal to accept any notice, then receipt of such notice shall be deemed to be as of the date of inability to deliver or rejection or refusal to accept. Any notice to be given by any party may be given by the counsel for such party.

Notice Address of Buyer:

HFAKOH001 LLC
c/o Oak Street Real Estate Capital, LLC 30 N. LaSalle St., Suite 4140
Chicago, IL 60602
Attn: Asset Management
Email: oakstreetAM@blueowl.com

With a copy to:

Kirkland & Ellis LLP 300 North LaSalle
Chicago, Illinois 60654
Attn: David A. Rosenberg, P.C. and David P. Stanek
Email: david.rosenberg@kirkland.com and david.stanek@kirkland.com

Notice Address of Seller and Guarantor:

c/o HOF Village Newco, LLC 2014 Champions Gateway
Canton, OH 44708 Attn: General Counsel
Email: Tara.charnes@hofvillage.com

With a copy to:

Walter Haverfield LLP 1301 East Ninth Street Suite 3500 Cleveland, Ohio 44114-1821 Attn: Nick Catanzarite Email: ncatanzarite@walterhav.com

6. Binding on Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED UNDER AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS, AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS, OF THE STATE OF NEW YORK.

9. No Waiver. The waivers and consents contained in this Agreement are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Purchase Agreement, Ground Lease, or any other instruments or agreements relating to the transactions described herein, and, except as expressly set forth herein, shall not operate as a waiver or an amendment of any right, power or remedy of Seller or Buyer, nor as a consent to any further or other matter, under the Purchase Agreement, Ground Lease, any other instruments or agreements relating to the transactions described herein. No waiver, and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party purportedly making such waiver.

10. Counterparts. This Agreement may be delivered by facsimile and executed in one or more counterparts and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which counterparts taken together shall constitute but one and the same Agreement.

11. Titles. Paragraph and subparagraph titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

12. Acknowledgment. Seller and Buyer affirm and acknowledge that this Agreement constitutes a Closing Document (as defined in the Purchase Agreement) and any reference to the Closing Documents under the Purchase Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Agreement shall be deemed to include this Agreement unless the context shall otherwise specify.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date set forth above.

SELLER:

HOF VILLAGE WATERPARK, LLC, a
Delaware limited liability company

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer

BUYER:

HFAKOH00l LLC, a Delaware limited liability company

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Officer

GUARANTOR:

HOF VILLAGE NEWCO, LLC,
a Delaware limited liability company

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer